Exhibit  4.2  --  Consulting  Service  Contract

                           CONSULTING SERVICE CONTRACT
                                 WITH DAN RUBIN

This consulting services agreement ("Consulting Agreement") is made as of this 16th day of September, 2002, by and between Dan Rubin, 10940 Wilshire Blvd., Los Angeles, CA 90024 and Muller Media, Inc., 11 East 47th Street New York, New York 10017, (referred to herein as the "Company"), with Dan Rubin and Company collectively sometimes herein referred to as the "Parties

WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "MULM"; and

WHEREAS, and the Consultant is a registered filing agent with the Securities and Exchange Commission ("SEC") and is in the business of assisting companies with the selection, review, and due diligence necessary relating to possible acquired companies; and to assimilate such companies into the acquiring company's corporate plan.

WHEREAS, the Company wishes to retain Dan Rubin as a non-exclusive corporate consultant; and

IT  IS,  THEREFORE  agreed  that:

1. Services. The Company shall retain Dan Rubin to provide general Merger and acquisition consulting services which may include, but not be limited to: screening possible acquisition candidates, assistance in the due diligence review, preparation, and assistance with documentation relating to closure and general filings in accordance with the Rules and Regulations of the Securities and Exchange CommissionThe Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof and one year hence (the "Term"). This includes the completion of any acquisitions in progress at the end of the one year period.

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Dan Rubin shall be granted five hundred thousand (500,000) shares of the Company's common stock, par value $.001 per share. The Company hereby agrees to register the shares of common stock underlying the above referenced common stock on a Form S-8 registration statement.

4. Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Consultant.

7.  Miscellaneous.

7.1  Assignment.  This  Agreement  is  not  transferable  or  assignable.

7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

7.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.

7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

September  16,  2002
                               MULLER MEDIA, INC.

                            By:  /s/ C. S. Postelnik
                            --------------------------
                                 Clifford Postelnik,
                                 Vice President,
                                 General Counsel,
                                 Secretary and Director


                               AGREED AND ACCEPTED

                            By:    /s/ Dan Rubin
                                   ---------------------------
                                   Dan Rubin  10940 Wilshire Blvd.,
                                   Los Angeles, CA  90024

500,000 Shares, number of Shares to be issued to Dan Rubin pursuant to this agreement.